Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Recro Pharma, Inc. of our report dated May 27, 2015 relating to the combined financial statements of DARA which appears in the Current Report on Form 8-K/A of Recro Pharma, Inc. dated June 2, 2015.

/s/ PricewaterhouseCoopers LLP
Boston, Massachusetts
August 11, 2015